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                                                                    EXHIBIT 99.5



INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Day International Group, Inc.

We have audited the consolidated financial statements of Day International Group, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996 and the period from June 7, 1995 (date of acquisition) through December 31, 1995 and of Day International, Inc. as of June 6, 1995 and from January 1, 1995 through June 6, 1995, and have issued our reports dated February 17, 1998 (March 17, 1998, as to the effects of the issuance of Exchangeable Preferred Stock and Senior Subordinated Notes and the Consent Solicitation Statement described in Notes A and D) and August 17, 1995, (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(a) of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP

Dayton, Ohio
February 17, 1998